Exhibit 99(d)(8)

SUB-ADVISORY AGREEMENT

with

Vident Advisory, LLC d/b/a Vident Asset Management

This Sub-Advisory Agreement (the “Agreement”) is made as of this 5th day of June, 2026 by and among the entities listed on Schedule A, each a Cayman exempted company (the “Companies”), CoinShares Asset Management (US) LLC, a Delaware limited liability company (the “Adviser”) and Vident Advisory, LLC d/b/a Vident Asset Management, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the Companies have designated assets which have been organized as a wholly-owned subsidiary of the Funds listed on Shedule A (the “Funds”), which are each a series of CoinShares ETF Trust, a statutory trust organized under the laws of the State of Delaware, USA (the “Trust”); and

WHEREAS, the assets have not been registered and the Company does not intend to register such assets under the Investment Company Act of 1940, as amended (the “1940 Act”) and the shares (“Shares”) issued have not been registered under the Securities Act of 1933, as amended (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust dated July 25, 2024; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Company to this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.   Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Directors (the “Board”), and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall manage all of the assets of the Company entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Company’s respective investment objectives, guidelines, policies and restrictions as stated in the Funds’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by the Company, and what portion of the Assets will be invested or held uninvested in cash as is permissible.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Prospectus, the written instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Adviser and the Trust, and the Trust’s policies and procedures provided to the Sub-Adviser and will conform to and comply with the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act of 1936, as amended, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Company as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Funds’s Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing Company transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Company the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, as amended, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Company which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Company. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of the Company are property of the Company and the Sub-Adviser will surrender promptly to the Company any of such records upon the Company’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)	The Sub-Adviser shall provide the Company’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Company’s administrator, the Company’s custodian and foreign custodians, the Company’s transfer agent and pricing agents and all other agents and representatives of the Company.

(f)	The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Company and the Trust and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for the Company or the Trust.

(g)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)	The Sub-Adviser will have no proxy voting authority and no obligation to advise, initiate or take any other action on behalf of the Adviser, the Company or the Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Assets or any other matter. Sub-Adviser will not file proofs of claims relating to the securities comprising the Assets or any other matter and will not notify the Adviser, the Company or the Trust’s custodian of class action settlements or bankruptcies relating to the Assets.

(i)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Company or a sub-adviser to a portfolio that is under common control with the Company concerning the Assets, except as permitted by the policies and procedures of the Funds and the Company. The Sub-Adviser shall not provide investment advice to any assets of the Company other than the Assets which it sub-advises.

(j)	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Company and to such other clients under the circumstances.

(k)	The Sub-Adviser shall maintain books and records with respect to the Company’s securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Company and the investment and the reinvestment of the Assets of the Company. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Directors, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(l)	The fair valuation of securities in the Company may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of the Company’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

2.   Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Company pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the written instructions and directions of the Adviser and the Board, the requirements of the 1940 Act, the Code, and all other applicable federal laws and regulations, as each is amended from time to time.

3.   Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)	The Company’s Certificate of Incorporation (such Certificate of Incorporation, as in effect on the date of this Agreement and as amended from time to time, herein called the “Certificate of Incorporation”);

(b)	Memorandum and Articles of Association of the Company (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Articles”);

(c)	Prospectus of the Funds, as amended from time to time;

(d)	Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Company;

(e)	Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)	A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and

(g)	The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.

The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit the Company to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Company is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Funds’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Funds or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

4.   Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made a part of this Agreement. The fee will be calculated based on the daily value of the Assets under the Sub-Adviser’s management (as calculated as described in the applicable Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect.

5.   Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser may enter into an agreement with the Company to limit the operating expenses of the Company.

6.   Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Company, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Sub-adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising from or in connection with: (i) the Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or the reckless disregard of its duties under this Agreement; or (ii) (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any mandatory regulatory order or prohibition imposed by a governmental or regulatory authority of competent jurisdiction that expressly prevents the execution or settlement of transactions (excluding changes in market conditions, prices, liquidity, or trading volumes, which form part of the ordinary investment risk assumed by the Sub-Adviser in performing its services hereunder); or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.

The provisions of this Section shall survive the termination of this Agreement.

Notwithstanding anything to the contrary in this Agreement, each party’s total aggregate liability to the other party (and, in the case of the Sub-Adviser, to the Company) under or in connection with this Agreement, whether arising in contract, tort (including negligence), breach of statutory duty or otherwise, shall not exceed, in any 12-month period, the total fees paid or payable to the Sub-Adviser under this Agreement during the 12-month period immediately preceding the event giving rise to the claim; provided that this limitation shall not apply to liability arising from a party’s willful misfeasance, bad faith, gross negligence, fraud or reckless disregard of its duties.. The parties acknowledge that this limitation is a reasonable allocation of risk in light of the nature of the services provided and the fees payable hereunder. This sub-section shall survive termination of this Agreement.

7.   Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Company as follows:

(a)	The Sub-Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)	The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Company and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations);

(c)	The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Company in accordance with the Company’s stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach of any of the Company’s or the Sub-Adviser’s policies, guidelines or procedures relating to the Company.

(d)	The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Company and to perform the services described under this Agreement;

(e)	The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(f)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(g)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(h)	The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(i)	The Sub-Adviser shall not divert the Company’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Company, any series of the Trust, or any other registered investment company.

(j)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as determined in the Sub-Adviser’s sole discretion.

8.   Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for the Company as described below.

(a)	Duration. This Agreement shall become effective with respect to the Company upon the latest of (i) the approval by a vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Company’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s management of the Assets of the Company or the Funds. With respect to the Company, this Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Company’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Company, without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Company, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 and Section 9 hereof, which shall not have been cured within thirty (30) days of the Sub-Adviser’s receipt of written notice of such breach;

(iii)	By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or

(iv)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Company upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.   Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)	in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)	the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Company and the Sub-Adviser (the policies and procedures referred to in this Section 9(b), along with the policies and procedures referred to in Section 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

10.          Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Company and the actions of the Sub-Adviser and the Company in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Company, the Board, or such persons as the Adviser may designate in connection with the Company. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Company and to assist or enable the effective management of the Adviser’s and the Company’s overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Company shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement. The obligations of confidentiality set forth in this Section shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement, each party shall, upon written request of the other party, promptly return or certify the destruction of all confidential information of the other party (and all copies thereof) in its possession, custody or control, except that each party may retain one archival copy for compliance and regulatory purposes, subject to continued compliance with the confidentiality obligations of this Section. Each party acknowledges that a breach of the confidentiality obligations under this Section may cause irreparable harm for which monetary damages may be inadequate, and each party agrees that the other party shall be entitled to seek injunctive or other equitable relief in addition to any other remedies available at law.

11.            Reporting of Compliance Matters.

(a)	The Sub-Adviser shall promptly provide to the Adviser’s Chief Compliance Officer (“CCO”) the following:

(i)	a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(ii)	on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iii)	a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Adviser’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 9 of this Agreement.

(b)	Upon request of the Adviser, the Sub-Adviser shall also provide the Adviser’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

12.            The Name “CoinShares Asset Management (US) LLC.” The Adviser grants to the Sub-Adviser a sub-license to use the name “CoinShares Asset Management (US) LLC” (the “Name”). The foregoing authorization by the Adviser to the Sub-Adviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Sub-Adviser shall only use the Name in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Sub-Adviser nor any affiliate or agent of it shall make reference to or use the Name or any of Adviser’s respective affiliates or clients names without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and the Company’s identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services such affiliates or agents provide to the Sub-Adviser or the Company under this Agreement. The Adviser has obtained all licenses and permissions necessary for the Sub-Adviser to use any index data provided to it by the Adviser or Adviser’s agent under this Agreement and the Sub-Adviser is not required to obtain any such licenses or permissions itself.

13.            Governing Law.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles, and the parties submit to the non-exclusive jurisdiction of the courts of the State of Delaware for the resolution of any dispute arising hereunder; provided, however, that: (i) nothing herein shall be construed as being inconsistent with the 1940 Act; and (ii) matters relating to the incorporation, internal affairs and governance of the Company (as a Cayman Islands exempted company) shall, to the extent applicable, be governed by the laws of the Cayman Islands, and each party acknowledges its obligations under applicable Cayman Islands law and regulation.

14.            Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.            Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	CoinShares Asset Management (US) LLC 437 Madison Ave., 28th Floor New York, NY 10022 Email: legal@coinshares.com

To the Sub-Adviser at:	Vident Asset Management Attn: Amrita Nandakumar 1125 Sanctuary Parkway, Suite 515 Alpharetta, Georgia 30009 Email: anandakumar@videntam.com

16.            Non-Hire/Non-Solicitation.The parties hereby agree that, during the term of this Agreement, neither party shall, for any reason, directly or indirectly, on its own behalf or on behalf of others, knowingly solicit for employment or hire any person employed by the other party who was directly involved in the performance of services under this Agreement (a “Restricted Person”), whether or not such Restricted Person is a full-time employee or whether or not any Restricted Person’s employment is pursuant to a written agreement or is at-will. The parties further agree that, to the extent that a party breaches the covenant described in this paragraph, the other party shall be entitled to pursue all appropriate remedies in law or equity.

17.            Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Company, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

18.            Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.            Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

20.            Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

[Signature page follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

CoinShares Asset Management (US) LLC

By:	/s/ Annemarie Tierney

Name:	Annemarie Tierney

Title:	CEO

The Companies

By:	/s/ Annemarie Tierney

Name:	Annemarie Tierney

Title:	Director

Vident Asset Management

By:	/s/ Amrita Nandakumar

Name:	Amrita Nandakumar

Title:	President

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

Dated June 5th, 2026 by and among

COINSHARES ASSET MANAGEMENT (US) LLC

and

VIDENT ASSET MANAGEMENT

and

the below listed COmpanies

Date of Schedule: June 5th, 2026

Company	Wholly-owned subsidiary of the below Funds

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